Exhibit 99.1

YouthStream Media Networks, Inc.
Announces New Investment

New York, New York, September 8, 2003 – YouthStream Media Networks, Inc., a Delaware corporation (OTC Bulletin Board: YSTM) (the “Company”), made a capital contribution of $125,000 for a 1.00% membership interest in KES Holdings, LLC, a Delaware limited liability company (“KES Holdings”), which was recently formed to acquire certain assets of Kentucky Electric Steel, Inc., a Delaware company (“KES”), consisting of a steel mini-mill located in Ashland, Kentucky (the “Acquired Assets”).  Subsequently, on September 2, 2003, KES Holdings, through its subsidiary, KES Acquisition Company, LLC, a Delaware limited liability company (“KES Acquisition”), completed the acquisition of the Acquired Assets pursuant to Section 363 of the United States Bankruptcy Code for cash consideration of $2,650,000.  KES ceased production on or about December 16, 2002 and filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on February 5, 2003.

In addition to the Company, investors in KES Holdings include, among others, affiliates of Libra Securities, LLC, a Delaware limited liability company and a registered NASD broker-dealer (“Libra”), consisting of Libra’s parent entity, certain employees of Libra and the Ravich Revocable Trust of 1989 (Jess M. Ravich, Trustee) (the “Ravich Trust”).  Robert Scott Fritz, one of the directors of the Company, is also an investor in KES Holdings.  Jess M. Ravich, the President and Chief Executive Officer of Libra and the principal stockholder of Libra’s parent entity, is the manager of KES Holdings, but does not have a controlling equity interest in KES Holdings.  The contributions of the members of KES Holdings were used in part to fund the purchase price of the Acquired Assets, with the balance intended to be used for start-up costs, working capital purposes and deferred maintenance of the Acquired Assets.

The Company has had preliminary discussions with KES Holdings to acquire KES Acquisition.  Although there are presently no understandings, agreements or commitments between KES Holdings and the Company pursuant to which KES Holdings would be obligated to sell KES Acquisition to the Company, or pursuant to which the Company would be obligated to purchase KES Acquisition from KES Holdings, it is presently contemplated that, should such a transaction occur, it would involve the delivery by the Company to KES Holdings of a subordinated note for all or substantially all of the purchase consideration.  Such a transaction is subject to substantial risks, contingencies and uncertainties, including, among others, satisfactory completion of due diligence, preparation of definitive transaction documents, compliance with state and federal securities laws and regulations, additional debt and/or equity financing, and approval by the Company’s stockholders.  Accordingly, there can be no assurances that any transaction between the Company and KES Holdings ultimately will occur, or that if a transaction does occur, future operations of the steel mini-mill will be successful.

The Ravich Trust currently owns 1,000,000 shares of preferred stock and 1,860,000 shares of common stock of the Company.  The Company currently has outstanding 1,000,000 shares of preferred stock and 39,850,000 shares of common stock.  The Ravich Trust also owns warrants to purchase 500,000 shares of common stock of the Company, as described below.

The Company’s Board of Directors currently consists of Jonathan V. Diamond, Hal G. Byer and Robert Scott Fritz.  Hal G. Byer is a Senior Vice President of Libra, and by virtue of his employment agreement with Libra, Mr. Byer has an economic interest in the investment in KES Holdings made by Libra’s parent entity.  The Company’s three directors have each acquired an option from the Ravich Trust to purchase 62,500 shares of the Company’s preferred stock issued to the Ravich Trust in January 2003, exercisable until December 31, 2006 or earlier upon the occurrence of certain events.

During August 2003, the Company’s subsidiary, Beyond the Wall, Inc., borrowed $100,000 from each of Jonathan V. Diamond and the Ravich Trust, which was used to fund the operations of Beyond the Wall, Inc.  The loans are due December 31, 2003, and are secured by real estate owned by Beyond the Wall, Inc.  As partial consideration for the loans, the Company issued to each lender warrants to purchase 400,000 shares of common stock, exercisable through August 31, 2008 at $0.11 per share, the closing bid price of the Company’s common stock on the date of the loans.

During August 2003, the Company also borrowed $25,000 from each of Jonathan V. Diamond and the Ravich Trust, which was used to fund, in part, the Company’s investment in KES Holdings.  The Company’s remaining $75,000 investment in KES Holdings was funded from corporate funds.  The loans are due December 31, 2003, and are unsecured.  As partial consideration for the loans, the Company issued to each lender warrants to purchase 100,000 shares of common stock, exercisable through August 31, 2008 at $0.16 per share, the closing bid price of the Company’s common stock on the date of the loans.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This news release contains “forward-looking” statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  The forward-looking statements in this news release are subject to risks and uncertainties that could cause actual results to differ materially from those results expressed in or implied by the statements contained herein.  The Company undertakes no obligations to revise or update any forward-looking statements contained herein in order to reflect events or circumstances that may arise after the date of this news release.

For further information, contact the Company’s investor relations at 212-622-7300.